                                                                     EXHIBIT 4.1

                                    ADDENDUM
                                       TO
                    INFORMATION ARCHITECTS CORPORATION F/K/A
                          ALYDAAR SOFTWARE CORPORATION
                        1997 EMPLOYEE STOCK PURCHASE PLAN


         THIS ADDENDUM is effective as of the 1st day of February, 2002, to the INFORMATION ARCHITECTS CORPORATION F/K/A ALYDAAR SOFTWARE CORPORATION 1997 EMPLOYEE STOCK PURCHASE PLAN ("Plan") pursuant to the approval by the shareholders of Information Architects Corporation, as recorded in the minutes of the Special Meeting of Shareholders dated December 19, 2001 and reconvened January 25, 2002. The provisions of this Addendum are hereby made a part of the Plan. Should a conflict exist among the provisions of the Plan, the Exhibits thereto and this Addendum, the provision of this Addendum shall control. Any terms in capital letters not defined in this Addendum shall have the meaning set forth in the plan.

         1. Article 6, Section 1 is amended to increase the number of shares available for purchase under such Plan from 40,000 to 200,000 shares after giving effect to the reverse stock split effective on February 1, 2002.


By: /s/ Robert F. Gruder
    -----------------------------------------
    Robert F. Gruder, Chief Executive Officer
    President and Chairman of the Board